Exhibit 2(1)

                            ARTICLES OF INCORPORATION

                                       OF

                     TEMPLE SUMMIT FINANCIAL PROJECTS, INC.

     Article I. The name of the Corporation is Temple Summit Financial Projects, Inc.

     Article II. Its principal place of business and registered office in the State of Nevada is 4291 S. Polaris Avenue Suite A, Las Vegas, Nevada 89103

     Article III. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America. The period of existence of the corporation shall be perpetual.

     Article IV. The corporation shall have authority to issue an aggregate of Fifty Million (50,000,000) shares of common voting equity stock of par value one mil ($0.001 per share, and no other class or classes of stock, for a total capitalization of $50,000. The Corporation's capital stock may be sold from time to time for such consideration as may be fixed by the board of Directors, provided that no consideration so fixed shall be less than par value.

     Article V. No shareholder shall be entitled to any preemptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue, nor shall any shareholder possess cumulative voting rights at any shareholders meeting for the purpose of electing Directors.

     Article VI. The affairs of the corporation shall be governed by a Board of Directors of not less than three (3) persons. The Incorporator, whose name and address is WILLIAM STOCKER ATTORNEY AT LAW, 219 Broadway Suite 261, Laguna Beach CA 92651, shall serve as Sole Initial Director for the purpose of appointing the Initial Board of Directors.

     Article VII. The Capital Stock after the amount of the subscription price or par value shall not be subject to assessment to pay the debts of the corporation, and no stock issued as paid up shall ever be assessable or assessed.

     Article VIII. The initial By-laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend or repeal the By-laws, or adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-laws.

     Article IX. The name and address of the Incorporator of the corporation is WILLIAM STOCKER ATTORNEY AT LAW, 219 Broadway Suite 261, Laguna Beach CA 92651.

I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a Corporation pursuant the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have set my hand hereunto this Day, August 22, 1994.

/S/ WILLIAM STOCKER
ATTORNEY AT LAW
INCORPORATOR